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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
York International Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-73081) on Form S-8 of York International Corporation of our report dated June 15, 2004, with respect to the statements of net assets available for benefits of the Bristol Compressors Thrift and Retirement Plan as of December 31, 2003, December 31, 2002, and December 29, 2002, the related statements of changes in net assets available for benefits for the year ended December 31, 2003, the two-day period ended December 31, 2002, and the year ended December 29, 2002, and the related schedules as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Bristol Compressors Thrift and Retirement Plan.

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania
June 25, 2004